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Final Transcript
Thomson StreetEventsSM
Conference Call Transcript
EPD — Enterprise Products Partners, Enterprise GP Holdings and TEPPCO Merger
& Acquisition Announcement
Event Date/Time: Jun. 29. 2009 / 10:00AM ET

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Final Transcript
Jun. 29. 2009 / 10:00 AM ET, EPD — Enterprise Products Partners, Enterprise GP Holdings and TEPPCO Merger & Acquisition Announcement
Forward Looking Statements
     The statements herein include “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included herein that address activities, events or developments that Enterprise GP Holdings L.P. (“Enterprise GP”), Enterprise Products Partners L.P. (“Enterprise”) or TEPPCO Partners, L.P. (“TEPPCO”) expect, believe or anticipate will or may occur in the future, including anticipated benefits and other aspects of the proposed merger, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by unitholders and regulatory agencies, the possibility that the anticipated benefits from the proposed merger cannot be fully realized, the possibility that costs or difficulties related to integration of the two companies will be greater than expected, the impact of competition and other risk factors included in the reports filed with the SEC by Enterprise GP, Enterprise and TEPPCO. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, neither Enterprise GP, Enterprise nor TEPPCO intends to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
Important Information and Where to Find It
     In connection with the proposed merger, a registration statement of Enterprise, which will include a prospectus of Enterprise and a proxy statement of TEPPCO and other materials, will be filed with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENTERPRISE, TEPPCO AND THE PROPOSED MERGER. A definitive proxy statement/prospectus will be sent to security holders of TEPPCO seeking their approval of the proposed merger. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents containing information about Enterprise and TEPPCO, without charge, at the SEC’s website at www.sec.gov. Copies of the registration statement and the definitive proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus may also be obtained for free by directing a request to: (i) Investor Relations: Enterprise Products Partners L.P., (866) 230-0745, or (ii) Investor Relations, TEPPCO Partners, L.P., (800) 659-0059.
     TEPPCO, its general partner and the directors and management of its general partner may be deemed to be “participants” in the solicitation of proxies from TEPPCO’s security holders in respect of the proposed merger. INFORMATION ABOUT THESE PERSONS CAN BE FOUND IN TEPPCO’S 2008 ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT STATEMENTS OF CHANGES IN BENEFICIAL OWNERSHIP ON FILE WITH THE SEC. ADDITIONAL INFORMATION ABOUT THE INTERESTS OF SUCH PERSONS IN THE SOLICITATION OF PROXIES IN RESPECT OF THE PROPOSED MERGER WILL BE INCLUDED IN THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS TO BE FILED WITH THE SEC.

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Jun. 29. 2009 / 10:00 AM ET, EPD — Enterprise Products Partners, Enterprise GP Holdings and TEPPCO Merger & Acquisition Announcement

C O R P O R A T E   P A R T I C I P A N T S
Randy Burkhalter
Enterprise Products Partners L.P. — IR
Randy Fowler
Enterprise Products Partners L.P. — EVP, CFO
Jim Teague
Enterprise Products Partners L.P. — EVP, Chief Commercial Officer
Jerry Thompson
TEPPCO Partners, L.P. — President & CEO
Ralph Cunningham
Enterprise GP Holdings — President & CEO
Richard Bachmann
Enterprise Products Partners L.P. — EVP, Chief Legal Officer
C O N F E R E N C E   C A L L   P A R T I C I P A N T S
Mark Reichman
SMH Capital — Analyst
Stephen Maresca
Morgan Stanley — Analyst
Harry Mateer
Barclays Capital — Analyst
Darren Horowitz
Raymond James — Analyst
Ross Payne
Wachovia — Analyst
Sharon Lui
Wachovia — Analyst
John Tysseland
Citigroup — Analyst
Louis Shamie
Zimmer Lucas Partners — Analyst

Final Transcript
Jun. 29. 2009 / 10:00 AM ET, EPD — Enterprise Products Partners, Enterprise GP Holdings and TEPPCO Merger & Acquisition Announcement

P R E S E N T A T I O N

Operator
Welcome to the Enterprise and TEPPCO Partners call. All participants will be in a listen-only mode until the question and answer session. (Operator instructions). Today’s conference is being recorded. If anyone has any objection, you may disconnect at this time.
I would now like to introduce Mr. Randy Burkhalter, Vice President of Investor Relations with Enterprise, who will begin the call.

Randy Burkhalter - Enterprise Products Partners L.P. — IR
Thank you, Tamara. Good morning and welcome to the Enterprise Products Partners and TEPPCO Partners conference call to discuss the announcement this morning that Enterprise and TEPPCO have executed definitive agreements to merge the two partnerships, along with TEPPCO’s general partner, to form the largest publicly traded energy partnership. Enterprise GP Holdings has also executed a support agreement agreeing to vote its TEPPCO units and member interests in TEPPCO’s general partner in favor of the merger.
Randy Fowler, Executive Vice President and Chief Financial Officer of Enterprise’s General Partner, will begin the call, followed by Jim Teague, Executive Vice President and Chief Commercial Officer for Enterprise. Jerry Thompson, President and CEO of TEPPCO Partners, will make a few remarks, followed by Dr. Ralph Cunningham, President and CEO of Enterprise GP holdings, who will wrap up the call with a few comments from an Enterprise GP perspective. Mike Creel is traveling and is unable to join us today. Also in attendance for the call today to assist in answering any questions that you may have are other members of each partnership’s senior management teams, including Dan Duncan, the Chairman and founder of Enterprise.
After the prepared remarks today, we will open the call up for your questions.
Before we begin, I would like to point out that during this call we will make forward-looking statements based on the beliefs of the partnerships as well as assumptions made by and information currently available to Enterprise’s, TEPPCO’s and Enterprise GP Holdings’ management. Although management from these partnerships believe that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct. Please refer to each partnerships’ latest filings with the Securities and Exchange Commission for a list of factors that may cause actual results to differ materially from those in the forward-looking statements made during this call.
With that, I would like to turn the call over to Randy Fowler.

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Thanks, Randy. Good morning, everyone, and thank you for joining our call today. Mike Creel regrets not being able to join us on this call but wants us to assure you that he is not hiking the Appalachian Trail and that he is not in Argentina and that his wife, Kathy, is with him.
We would like to take a few moments to make some comments about the merger we announced this morning. First of all, on behalf of the management teams of Enterprise, TEPPCO and Enterprise GP Holdings, we are truly excited about the combination of Enterprise and TEPPCO and believe it will provide long-term benefits for all unit holders. The combination brings together two partnerships with a history of strong operational performance and commitment to service. The combined partnership will have an enterprise value of more than $26 billion, an equity market capitalization of approximately $14 billion and almost 48,000 miles of pipelines, which will make Enterprise the largest pipeline partnership.
The partnership will generate cash flows from a diversified portfolio of largely fee-based assets that access some of the most prolific supply areas of natural gas, natural gas liquids, refined products and crude oil, and serve some of the largest consuming regions of these hydrocarbons in the nation. The combined partnership provides a larger footprint and broader business and geographic diversification with additional avenues to generate incremental cash flow through greater utilization of assets, organic growth opportunities, cost savings and system optimization. The larger scale translates into more sources of cash flow, one of the credit positives, and greater trading liquidity in our debt and equity securities, which is important to investors.
We believe there will be additional value creation opportunities from refinancing TEPPCO’s debt as it matures, principally by removing the size and illiquidity premium, and from a lower cost of capital — equity capital than TEPPCO had on a standalone basis.
Although synergies were not the primary driver of the merger, as we mentioned in the press release, we expect to capture at least $20 million in cost savings from eliminating duplicative public company costs and reducing operating expenses. Enterprise expects the transaction to be accretive in 2010 as the combined partnership begins to realize the incremental cash flow from these opportunities. The transaction is credit positive with 100% of the consideration funded by Enterprise equity, thereby having a nominal impact on combined leverage while increasing our scale, diversity and mix of fee-based revenues.
In terms of debt capitalization for the combined company, our objective is to make Enterprise and TEPPCO’s public debt pari passu and to eliminate the SEC filing requirement for TEPPCO. We are currently evaluating different alternatives to achieve this which would require approval, potentially, by TEPPCO note holders. There will be information to come on this after we finish our evaluation.
Integration risk typically associated with mergers should not be an issue with this transaction since employees providing certain services for Enterprise and TEPPCO have been operating under an EPCO shared services agreement since 2005. As I mentioned before, the cost synergies will be minimal relative to the size of the transaction, since TEPPCO and Enterprise were already benefiting from a shared service organization.
Under the terms of the definitive agreement, TEPPCO and TEPPCO’s general partner will become wholly owned subsidiaries of Enterprise. TEPPCO public unit holders and Enterprise GP Holdings will receive 1.24 Enterprise common units for each TEPPCO unit, which represents a 14.5% premium to the initial offer made by Enterprise on March 9, 2009, and a 9.3% premium to the closing price of the TEPPCO units and Enterprise common units on June 26, 2009. This will result in an issuance of approximately 115.7 million Enterprise units.

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Jun. 29. 2009 / 10:00 AM ET, EPD — Enterprise Products Partners, Enterprise GP Holdings and TEPPCO Merger & Acquisition Announcement

An affiliate of EPCO, Inc., a private company controlled by Dan Duncan, will exchange its 11.5 million TEPPCO units for 14.2 million Enterprise units, based on the 1.24 exchange rate. The 14.2 million units will be comprised of 9.7 million Enterprise common units and 4.5 million Enterprise Class B units. The Class B units will not be entitled to regular quarterly cash distributions for the 16 quarters following the closing of the merger. The Class B units will convert to Enterprise units on a one-for-one basis after the payment date of the 16th cash distribution following the closing of the merger. Based on the expected increases in the cash distribution rate, EPCO would forego over $40 million of total cash distributions to support the merger.
In addition to the merger of TEPPCO, the general partner of TEPPCO will also merge with another subsidiary of Enterprise. Enterprise GP Holdings is the sole member of TEPPCO’s general partner. Enterprise GP Holdings will receive approximately 1.3 million Enterprise common units as partial consideration for the contribution of its ownership in TEPPCO’s general partner to Enterprise. This is in addition to the 5.5 million Enterprise common units that Enterprise GP Holdings will receive in exchange for the 4.4 million TEPPCO units it acquired in May 2007.
In addition, Enterprise GP Holdings will receive an increase in the capital account of Enterprise’s general partner to maintain its 2% general partner interest in Enterprise. Enterprise’s general partner will continue to be wholly owned by Enterprise GP Holdings after the merger.
In total, EPD units issued will be approximately 131.2 million units as part of the transaction.
Now I would like to take a few minutes to discuss the remaining approvals and steps to be taken to complete the merger transaction. The merger has been approved by the audit — audit conflicts and governance committees, or by the special committees comprised solely of independent directors for the general partners of Enterprise, TEPPCO and Enterprise GP Holdings, as well as the Board of Directors of the general partner of each partnership. Each of the TEPPCO special committee and the audit conflicts and governance committees of the general partners of Enterprise and Enterprise GP Holdings also received a fairness opinion from different financial advisors with respect to the mergers.
The completion of the merger is subject to the approval of at least a majority of the outstanding TEPPCO units and a vote of at least a majority of the votes cast by TEPPCO unitholders, excluding certain unitholders affiliated with EPCO and other specified officers and directors of the general partners of TEPPCO, Enterprise GP Holdings and Enterprise.
Affiliates of EPCO, including Enterprise GP Holdings, have executed support agreements to vote in favor of the merger. The closing is also subject to customary regulatory approvals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act. While the transaction may require notifications to the FERC, it will not require their approval.
Now I would like to turn the call over to Jim Teague to briefly discuss the assets of the combined partnership.

Jim Teague - Enterprise Products Partners L.P. — EVP, Chief Commercial Officer
Thank you, Randy. I’m very excited about the portfolio of assets Enterprise will inherit, manage and operate as a result of this transaction. The size and scale, as well as diversification of those assets, will significantly strengthen our earnings power and broaden the product line upon which we can implement our value chain business model.
Our strategy since our IPO in 1998 has been to build a geographically connected value chain of integrated assets. This business model has fueled our growth and our ability to increase distributable cash flow. Enterprise’s assets are not isolated in any one region, but instead are integrated to provide multiple ways to generate earnings and cash flow from the same hydrocarbons. Enterprise believes this transaction gives us a platform from which we can apply the Enterprise model to a wider range of products and services. A system map was included in the press release so you can see where the assets are located and get a feel for the size, the scale and the diversification of the combined system footprint.
The combined partnership will have approximately 48,000 miles of pipe. That 48,000 miles of pipe is comprised of more than 22,000 miles of natural gas liquid, refined product and petrochemical pipelines, over 20,000 miles of natural gas pipelines and more than 5,000 miles of crude oil pipelines. We will operate and have access to approximately 200 million barrels of natural gas liquid, refined product in crude oil storage and 27 Bcf in natural gas storage. We’ll have 60 terminals from the West Coast to the East Coast, from the Gulf Coast to the Midwest, providing terminaling services for NGLs, refined products and chemicals.
Also included in our assets will be 25 natural gas processing facilities with approximately 10 billion cubic feet a day of capacity, 17 NGL and propylene fractionation facilities with over 600,000 barrels a day capacity, a state of the art butane isomerization business in Mont Belvieu, and the largest commercial LPG import-export terminal in the United States, located on the Houston ship channel.

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Jun. 29. 2009 / 10:00 AM ET, EPD — Enterprise Products Partners, Enterprise GP Holdings and TEPPCO Merger & Acquisition Announcement

We also have six offshore hub platforms, including the Independence platform, which processed about 15% of the natural gas produced out of the Gulf of Mexico in the first quarter of 2009, and we’ll have one of the largest inland tank barge companies in the US.
Enterprise’s primary customers are their natural gas and crude oil producing, the petrochemical and the refining industries. This merger will allow us to better serve those customers with more products and greater connectivity. Enterprise’s pipeline connectivity to refining and petrochemicals has been a key differentiating component of our success. This combination further differentiates Enterprise as the premier provider of midstream services to the refining and petrochemicals industries. Enterprise’s connectivity to the largest natural gas producing regions has also been a key differentiating component of our success when you consider our ties to places like Jonah, Pinedale, Piceance, Uinta, San Juan, Permian, the Midcontinent, South Texas, Eagle Ford, Barnett and the Gulf of Mexico.
With the TEPPCO assets, we will have the only natural gas liquid pipeline through the Marcellus, a potentially huge natural gas shale play that is very rich in liquids and requires an NGL take-away solution. This combination enhances our ability to further separate ourselves in providing midstream services to the producing community. The majority of earnings from these assets are fee-based with approximately 60% of 2008 pro forma gross operating margin derived from pipeline services. This supports our earnings and growth objectives while balancing our business profile.
With that, I’ll turn this over to Jerry Thompson.

Jerry Thompson - TEPPCO Partners, L.P. — President & CEO
Thanks, Jim. From a TEPPCO perspective we are pleased that the respective boards of directors reached a mutually beneficial agreement for both partnerships as well as the general partner. Since the purchase of the TEPPCO GP by EPCO in 2005, the TEPPCO board and its management have worked hard to grow TEPPCO’s distributable cash flow for the benefit of the TEPPCO limited partners, and since that time Mr. Duncan and EPCO have fully supported that growth. We believe this combination will enhance the value to our investors. Both TEPPCO and Enterprise have proven track records in increasing unitholder value, and given the larger base of assets and the increased diversification as well as the lower cost of capital of Enterprise, the combined entity should provide greater opportunities for TEPPCO to grow our assets than we could on a standalone basis.
We have always appreciated the support of our investors and look forward to this exciting time to team up with Enterprise. With that, I’ll turn the call over to Ralph.

Ralph Cunningham - Enterprise GP Holdings — President & CEO
Thank you, Jerry. As Randy said earlier, the management team of Enterprise GP Holdings is excited about this merger and the benefits to our partnership. The underlying businesses of Enterprise and TEPPCO are very complementary, and the consolidation of the two partnerships is expected to result in additional commercial opportunities, cost savings and an overall lower cost of capital that would result in additional distributable cash flow to support future cash flows to our partners.
Initially, we expect the merger will be essentially neutral to the cash distributions we currently receive. However, we expect it to become accretive to distributable cash flow as incremental benefits of the merger are realized. The transaction will also simplify the organizational structure of the EPCO family of partnerships for our investors and customers.
That’s all the remarks I have, and I’ll turn it now back to Randy Burkhalter.

Randy Burkhalter - Enterprise Products Partners L.P. — IR
Thank you, Ralph. Before we open the call up for questions I’d like to point out that from a legal standpoint we may be limited on what we can say and how we can answer questions, due to the pending merger.
Okay, Tamara, I guess we’re ready for questions now.
Q U E S T I O N   A N D   A N S W E R

Operator
(Operator instructions) Mark Reichman, SMH Capital.

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Jun. 29. 2009 / 10:00 AM ET, EPD — Enterprise Products Partners, Enterprise GP Holdings and TEPPCO Merger & Acquisition Announcement

Mark Reichman - SMH Capital — Analyst
Thank you, just three questions. The first is, how does the transaction change the percentages attributed to fee-based versus commodity-sensitive, either revenue or operating income?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
I think, if we were looking on a pro forma standpoint, I think probably — the combined company, you’re somewhere, ballpark, 75% of total.

Mark Reichman - SMH Capital — Analyst
Okay. And then, the second question is, in terms of how you view growth opportunities going forward, how do you view the marine services business of TEPPCO? I think that they’ve steadily been adding assets to that business. Is that something that could be monetized to help fund growth in other areas, or do you still see that as integral to the overall growth outlook?

Jim Teague - Enterprise Products Partners L.P. — EVP, Chief Commercial Officer
Jerry, you may want to jump in, but from my perspective I see it integral to the overall growth. I think there should be a way to — for different business units to reach out and incorporate that barge capability into their activities. So, put an overarching strategy around the total, I think it’s integral.

Jerry Thompson - TEPPCO Partners, L.P. — President & CEO
I agree with Jim.

Mark Reichman - SMH Capital — Analyst
Okay, And then, lastly, how do you see the balance sheet shaping up post-merger?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Well, again, because the consideration is all equity consideration, really, we think from a leverage standpoint we ought to be in a pretty comparable position to where Enterprise was. So I think we are coming away in pretty good shape.

Operator
Stephen Maresca, Morgan Stanley.

Stephen Maresca - Morgan Stanley — Analyst
Good morning, guys. Thanks a lot for putting us at ease on the whereabouts of Creel; appreciate that. But a couple questions; I know there’s a lot of people behind me, so I’ll be quick here. First is, I don’t know, do you need EPD and EPE shareholder approval to get this closed?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Steve, we do not.

Stephen Maresca - Morgan Stanley — Analyst
Okay, so it’s just TEPPCO approval?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
That’s correct.

Stephen Maresca - Morgan Stanley — Analyst
Okay. Secondly, you had made a mention, Randy, in terms of removing size and illiquidity premiums on TEPPCO. I guess my question is, are you assuming that you will have to refi TEPPCO’s debt outstanding and its revolver?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Steve, no. The only thing that we would look to refinance in the near-term or at the closing of the merger would be any outstanding indebtedness on the TEPPCO credit facility.

Stephen Maresca - Morgan Stanley — Analyst
Okay. Finally, do you anticipate or think there’s going to be any issues in terms of FTC or potential asset sales as a result of any overlap at all?

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Jun. 29. 2009 / 10:00 AM ET, EPD — Enterprise Products Partners, Enterprise GP Holdings and TEPPCO Merger & Acquisition Announcement

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Steve, if you will recall, back when EPCO acquired the general partner of TEPPCO back in 2005, there was a review done at that time by the FTC. And really, since that point in time, I guess they’ve viewed Enterprise and TEPPCO being under common control. So we don’t foresee any issues with that respect.

Operator
Harry Mateer, Barclays Capital.

Harry Mateer - Barclays Capital — Analyst
Hey, guys, a couple of questions. First, can you comment on which entity in the corporate structure is going to be the debt issuing entity going forward? Currently, at Enterprise, you issue out of Enterprise Products Operating, which has a guarantee from EPD, and then TEPPCO issued down, actually, at the TPT level. Do you know at this point, going forward, what the debt issuing box will be in the corporate structure?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Yes. Harry, going forward, I think we continue to issue out of Enterprise Products Operating LLC.

Harry Mateer - Barclays Capital — Analyst
Okay. And then in terms of affecting the pari passu nature between the two entities’ bonds, how do you plan to do that? Are you going to put in place guarantees between where the debt is currently?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Yes. Harry, right now, we are looking at a couple of different alternatives. So I’d rather let — we need to finish that evaluation before we come in and start saying how we might accomplish it.

Operator
Darren Horowitz, Raymond James.

Darren Horowitz - Raymond James — Analyst
Randy, just a quick one for you. When you look across the entire asset platform now benefiting from the lower cost of capital, can you give us a sense for 2010 planning, if you have identified any incremental organic opportunities that are now available? How does the organic growth CapEx at TEPPCO and Enterprise change now, as it seems like you’ve obviously got a different weighted average cost of capital?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
As far as growth opportunities we see on a combined basis, we have not put together any numbers, at least for public consumption, on what we can do putting the two together. But we’ve already sort of got some ideas of what we may be able to do from a growth standpoint.

Darren Horowitz - Raymond James — Analyst
Okay. And then, secondly, as you look to turn up that dial on accretion, as you stated, these incremental benefits are realized, can you give us a little bit more insight there? Is there anything over and above the $20 million in immediate cost savings that you’re going to realize? Or just give us a bit more detail as to how you can dial up that accretion in a shorter amount of time internally.

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Again, Darren, I think the way that we — the sources of the additional accretion, I think — a couple of things. One, when you have both sets of assets under one management, I think that will help just from a standpoint of the system optimization and cost savings. And that sort of gets us to where we are, in our view, at least $20 million. And then on top of that is where you would come in and start looking at higher utilization of existing assets, any synergies amongst the assets that you might have. And then incremental growth opportunities, just like Jim pointed out, where Enterprise did not really have a foothold in the Marcellus; by coming in and putting the two companies together, we will have a good opportunity to, if you would, extend the value chain up into the Marcellus. Now, I don’t know if that meets the quicker qualification that you put on it, but we see some opportunities there we are excited about.

Operator
(Operator instructions) Ross Payne, Wachovia.

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Jun. 29. 2009 / 10:00 AM ET, EPD — Enterprise Products Partners, Enterprise GP Holdings and TEPPCO Merger & Acquisition Announcement

Ross Payne - Wachovia — Analyst
Obviously, TEPPCO has a nice looking pipeline that goes from the Gulf all the way up into the Northeast. Are you planning on using that footprint to add NGL pipeline capacity in that area, or how do you tap into the NGLs in the Marcellus?

Jim Teague - Enterprise Products Partners L.P. — EVP, Chief Commercial Officer
Ross, the fact it’s there — absolutely, we’re going to look at how we can use it to solve some of the take-away the issues that they have. But you just take a step back and think about how we’ve operated in the past. An earlier question, what’s the immediate benefits? One of the things that we’ll be focused on, and you go back and look at our GulfTerra acquisition and how we integrated those assets into Enterprise, we will be focused on keeping everything as full as possible.
The primary thing on day one is any excess capacity, fill it up. And we’ll be taking a look at every place the TEPPCO assets are located, what the opportunities are. And then we’ll be driven to find more to do with what they have and add on. I know that’s a little bit pie-in-the-sky, but the reality is, just take a step back and see how we’ve operated in the past, and it will give you a pretty good idea of how we expect to operate in the future with these assets.
The other thing is, if you look, and in my comments what I talked about is the kind of services that we’ve always been able to give to the producers, the petrochemicals and the refining. If you look at the TEPPCO assets in combination with ours, around here in our vernacular it makes for a great map. It’s going to give us the ability to offer a wider range of services to these key customers. We are going to be across the whole range of hydrocarbon products with pipeline systems that tie into more refineries than anyone, with pipeline systems that tie into literally every petrochemical plant in the United States and with terminals all over creation.
So we are pretty excited about what we can bring to the table. I don’t think $20 million captures those synergies.

Ross Payne - Wachovia — Analyst
Sure, sure; let me ask you this. The rights away on that particular refined product pipeline that TEPPCO brings to the table here into the Northeast — is there room on that — in those rights of ways, to loop, if you needed to do that or wanted to do that, with an NGL pipe or a natural gas pipe, for example?

Jim Teague - Enterprise Products Partners L.P. — EVP, Chief Commercial Officer
I’m not sure we know, Ross, but it’s probably one thing we’re going to be looking at.

Operator
Sharon Lui, Wachovia.

Sharon Lui - Wachovia — Analyst
You indicated that the transaction should be, I guess, essentially neutral to EPE. Just wondering, I guess, what are the underlying growth assumption that you have for EPD, and maybe the thoughts behind the number of EPD units that is issued to EPE for the GP interests.

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Sharon, I guess two things — one, I think, sort of from an expected growth standpoint, I think it would be consistent with the way Enterprise has been able to grow over the last few years. As far as the units being issued to EPE, again, in consideration for contributing the TEPPCO GP, they are getting 1.3 million, a little over 1.3 million EPD common units, and then they’ll be converting their 4.4 million TEPPCO units into — whatever the math is, about 5.5 million EPD common units.
Now, remember, at the EPD level what we are doing is we are issuing 131.2 million incremental EPD units in total. So, as result, there will be more distributions paid to the Enterprise GP. So EPE will get the benefit of that. And so, when we come in and start looking — and again, we were focusing more on 2010 because, by the time you make this merger it’s going to be very, very late in 2009. When we come in and look at that, when we come in and compare what the cash flows would have been going to EPE from Enterprise’s general partner, from the common units in Enterprise, from the TEPPCO general partner and the TEPPCO units, and compare that to what EPE will be receiving from the Enterprise GP and the Enterprise units, there was — we’re talking like 1%, 1.5% of — less in cash flow from those distributions.
And again, that’s 2010. And that’s coming in and saying also, again, we are under-promising and trying to over-deliver here. That does not take into consideration the benefits that we can pick up through higher utilization of TEPPCO assets and, if you would, doing the 1 plus 1 equals 3, and putting the two companies together.

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Jun. 29. 2009 / 10:00 AM ET, EPD — Enterprise Products Partners, Enterprise GP Holdings and TEPPCO Merger & Acquisition Announcement

Sharon Lui - Wachovia — Analyst
I guess a question on the taxes — do you know I guess what’s the potential tax ramifications for TEPPCO unitholders and EPE unitholders?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Sharon, I would believe, given that the TEPPCO unitholders are exchanging TEPPCO units for EPD units, that it would — basically, their tax basis in the TEPPCO units would become their basis in the EPD units that they receive. And I’ve got our tax expert nodding yes.

Sharon Lui - Wachovia — Analyst
Okay, so it doesn’t trigger any taxable consequences for TEPPCO unitholders?

Richard Bachmann - Enterprise Products Partners L.P. — EVP, Chief Legal Officer
Sharon, this is [Hank] Bachmann. Except for any cash paid for fractional units, that would be taxable. So for units per units, it’s essentially tax-free.

Sharon Lui - Wachovia — Analyst
And for EPE unitholders, any impact?

Richard Bachmann - Enterprise Products Partners L.P. — EVP, Chief Legal Officer
No.

Operator
John Tysseland, Citigroup.

John Tysseland - Citigroup — Analyst
Randy, I was wondering if you could discuss a little more regarding the timing of when Enterprise would need to refinance the — TEPPCO’s revolving credit facility. Is that upon close?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Well, we definitely need to — yes, at closing we would definitely need to have that, have the liquidity available to refinance that. And we have several sources to be able to come in and refinance the TEPPCO credit facility, including — Enterprise probably has about $1 billion worth of liquidity today.

John Tysseland - Citigroup — Analyst
Right, and is that something that you would — I think there’s — correct me if I’m wrong — around $600 million, in and about, on the revolver at TEPPCO. Is that correct?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Probably at quarter end, I believe that was —

John Tysseland - Citigroup — Analyst
So you would have enough liquidity under EPD’s revolver currently. But is that something that you would look to term out, or is it something under Enterprise? Or, is it something that you would expand — you would look to expand your current facility, or would you possibly issue any equity around that?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Right now, I think we’ve got a lot of flexibility of how we would do it. One, I think — and I think you were probably there in the way you asked your question. Could we do it off the liquidity that Enterprise has? Yes, we could. That would probably give us a little bit less liquidity than what we are comfortable with, by doing that. But there are several different avenues that we can take there to come in and be able to term out that debt.
And some of it — again, we’ve had, from the standpoint of when we announced the initial offer, we’ve had good positive feedback from the banks that are in the TEPPCO credit facility and EPD credit facility, I mean, as far as appetite for coming in and additional credit capacity. So we’ve really got a lot of flexibility on how we do that.

Final Transcript
Jun. 29. 2009 / 10:00 AM ET, EPD — Enterprise Products Partners, Enterprise GP Holdings and TEPPCO Merger & Acquisition Announcement

John Tysseland - Citigroup — Analyst
Great. And then, is there any overlap, or are there any material differences between the banks that are participating under the TEPPCO facility versus the Enterprise facility? Or, are they pretty much the same?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
John, they’re pretty much the same. I think, if you look at the TEPPCO — if I compared the TEPPCO credit facility to the EPD credit facility, probably 85% to 90% of the capacity of the TEPPCO credit facility has overlapped with EPD participants.

Operator
[Adam Rothenberg], [ZLP].

Louis Shamie - Zimmer Lucas Partners — Analyst
This is Louis Shamie; I guess they screwed up the names. My question is only regarding when you guys expect the deal to close.

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Lou, it’s sort of hard to say. I think in the release, we said fourth quarter. I don’t think we would expect for it to extend into December, but I think fourth quarter.

Operator
Stephen Maresca, Morgan Stanley.

Stephen Maresca - Morgan Stanley — Analyst
So if you anticipate, once this closes, that you could be upwards of 75% fee-based and you think this is potentially credit positive, I guess my question is, do you anticipate or desire having a bump in your credit rating?

Randy Fowler - Enterprise Products Partners L.P. — EVP, CFO
Steve, we view this as a credit positive. Enterprise has said a number of times, long-term, a long-term objective would be to come back and get to solid investment-grade; hence, BBB-flat, BAA-2. I think this is a good step. Do we think this transaction, in and of itself, will get us there? No, not really. But I think, given the strength and business profile, I think that’s a good start. But at the same time, I think you would need the combined entity to have the credit metrics to line up with those of a BBB-flat/BAA-2 entity. Now, I think if you come in and you look at into 2010 and 2011, both Enterprise and TEPPCO have some incremental projects coming onstream that ought to be providing some new sources of EBITDA. But just from — again, we need to get the credit metrics right. But certainly from a business profile, we like the looks of the combined business profile.

Operator
At this time, there are no further questions, sir.

Randy Burkhalter - Enterprise Products Partners L.P. — IR
Thank you, Tamara. I’d like to mention that, in connection with the proposed merger, a registration statement of Enterprise, which will include a prospectus of Enterprise and a proxy statement of TEPPCO and other materials, will be filed with the SEC. Investors and security holders are urged to carefully read the registration statement and the definitive proxy statement/prospectus and these other materials regarding the proposed transaction, when they become available, because they will contain important information about Enterprise, TEPPCO and the proposed merger.
A definitive proxy statement/prospectus will be sent to security holders of TEPPCO seeking their approval of the proposed merger. Investors and security holders may obtain a free copy of the proxy statement prospectus when it is available and other documents containing information about TEPPCO without charge at the SEC’s website at www.SEC.gov. Copies of the registration statement and the definitive proxy statement prospectus and the SEC filings that will be incorporated by reference in the proxy statement prospectus may also be obtained for free by directing a request to investor relations at Enterprise, and that number is toll-free 866-230-0745, or investor relations at TEPPCO Partners via toll-free at 800-659-0059.
TEPPCO, its general partner and the directors and management of their general partner may be deemed to be participants in the solicitation of proxies from TEPPCO security holders in respect to the proposed merger. Information about these persons can be found in TEPPCO’s 2008 annual report on Form 10-K, and subsequent statements of changes in beneficial ownership on file with the SEC. Additional information about

Final Transcript
Jun. 29. 2009 / 10:00 AM ET, EPD — Enterprise Products Partners, Enterprise GP Holdings and TEPPCO Merger & Acquisition Announcement

the interests of such persons and the solicitation of proxies and respective proposed merger will be included in the registration statement and the proxy statement prospectus, to be filed with the SEC.
And with that, that concludes our call today. Thank you for joining us and have a good day.

Operator
This does conclude today’s conference. You may disconnect at this time.

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